SCHEDULE 14A
                     INFORMATION REQUIRED IN PROXY STATEMENT

           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

                               (AMENDMENT NO. ___)


FILED BY THE REGISTRANT [X]
FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]

Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Definitive Proxy Statement
[X] Definitive Additional Materials

[ ] Soliciting Material under Rule 14a-12
[ ] Confidential, For Use of the Commission Only (as permitted by
Rule 14a-6(e)(2))

                              THE BRAZIL FUND, INC.
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                (Name of Registrant as Specified In Its Charter)
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    (Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):

[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

         (1) Title of each class of securities to which transaction applies:

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         (2) Aggregate number of securities to which transaction applies:

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         (3) Per unit price or other  underlying  value of transaction  computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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         (4) Proposed maximum aggregate value of transaction:

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         (5) Total fee paid:

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[ ] Fee paid previously with preliminary materials:

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[ ] Check box if any part of the fee is offset as provided by Exchange  Act Rule
0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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         (4) Date Filed:

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               Other Soliciting Material Pursuant to Rule 14a-6(b)



The following is the text of a letter sent to shareholders of The Brazil Fund, Inc. on June 23, 2004:


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                              THE BRAZIL FUND, INC.

         ACT NOW TO ELECT DIRECTORS COMMITTED TO BUILDING VALUE FOR ALL
                            BRAZIL FUND STOCKHOLDERS                ---

                                                                   June 23, 2004

Dear Fellow Stockholder:

         The annual meeting of stockholders of The Brazil Fund, Inc. is on July 7 - but it is not too late to protect your investment in the Fund against the efforts by the Carrousel group to use the meeting to further its own agenda.

         Your directors unanimously urge you to reject Carrousel's efforts, and to protect your investment in The Brazil Fund. Do not sign or send in any gold proxy card solicited by the Carrousel group. If you have returned a gold proxy card, it is not too late to sign, date and send in a WHITE proxy card and change your vote - only your latest-dated, signed proxy counts. If you have not yet voted, act today by signing, dating and mailing the enclosed WHITE proxy card.

ISS Recommends: Vote FOR the Fund's Candidates
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         Institutional Shareholder Services, widely recognized as the leading independent proxy advisory firm, has recommended to its subscribers, who are primarily institutional investors, that they vote FOR the Fund's candidates. This recommendation comes after ISS met both with the Fund and with Carrousel. ISS notes in its report:^1

         o "Fund performance and fund expense are both more important and telling measures of a fund's value than is the discount. And on both of these measures, the fund has performed admirably. [The Fund] has not only outperformed the BOVESPA Index, but over the past ten years also ranks in the top quintile of all closed-end non-US Equity funds covered by Wiesenberger . . . .
                  The fund also maintains relatively low expense."

         o "Carrousel's central argument is hard to justify given the annualized ten percent returns the fund has delivered in a developing market over a ten year period."

         o "The board is also structurally independent, as it is comprised of six independent directors... and one interested director. The board is fully capable of functioning independently from DeIM."

         o "In conclusion, ISS believes that long-term investors, presumably the majority of shareholders, can still benefit from this fund's overall performance, relatively low expense, and exposure to the Brazilian market."

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^1       Report of Institutional Shareholder Services, June 21, 2004. Permission
         to quote from the ISS report has not been sought or obtained.


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Risks to You from Carrousel's Program
-------------------------------------

         We believe that Carrousel has a fundamental conflict of interest. Carrousel's goal, as we see it, is to increase its opportunities to realize its arbitrage profits from frequent trading in and out of shares of your Fund. That goal, to us, is inconsistent with the Fund's objective of long-term capital appreciation through investing in Brazilian securities.

         Carrousel appears to be advocating excessive repurchases by the Fund of its own shares. That might well create more arbitrage opportunities for Carrousel. We believe there is a serious risk, however, that unduly large self-tenders would harm the Fund and its long-term investment results.

Your Board Is Committed To Building Value for Stockholders
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         As ISS noted, the Fund has produced admirable investment results. The
Fund's candidates will continue to work hard to achieve superior total returns for you and all Fund stockholders. Each of the existing directors who is being proposed for election has the experience needed to represent the best interests of ALL of the Fund's stockholders. Ronaldo A. Da Frota Nogueira, Susan Kaufman Purcell, and Vincent J. Esposito are committed to good corporate governance and will serve YOUR interests.

                                     * * * *

         The Brazil Fund is your company. We urge you to act today, to protect the Fund and your investment in it, by signing, dating and sending back today a WHITE proxy card voting FOR The Brazil Fund candidates.

         If you need additional assistance in the proxy voting process, please call 1-800-366-2167 to speak with one of the Fund's proxy specialists at Georgeson Shareholder Communications.

         On behalf of the Board of Directors of The Brazil Fund, Inc.


                                        /s/Robert J. Callander

                                        Robert J. Callander
                                        Chairman of the Board